Exhibit 99.4
Loan Agreement
Between
Feedback AG

Hamburg
Represented by Dr. Christoph Ludz and Thomas Striepe, Members of the Board (subsequently „FeedBack”)

And

Sangui BioTech International, Inc.
Alfred-Herrhausen-Str.44
58455 Witten
Represented by Prof. Wolfgang Barnikol (President and CEO) and Dr. Joachim Fleing (Director) (Subsequently „Sangui”)

1.  Background

Feedback intends to acquire a significant share of Sangui common stock.

For this purpose, Sangui will have to create a sufficient amount of new authorized capital.  This can only be achieved through a General Shareholders Meeting.  Sangui’s Board of Directors has already discussed this issue with a number of major shareholders and assumes that a majority of shareholders will pass such a motion.

2.  Amount of Loan

As of July 22, 2006, Feedback will provide €15,000.00 to Sangui.  The loan shall be sent by wire transfer to Sangui account No. XXXX at Stadtsparkasse Witten.

3.  Use of Proceeds

Sangui agrees to use the loan among other purposes primarily to take all steps necessary to summon, prepare and hold a shareholders meeting as well as the transfer of said shares of common stock.

Sangui agrees to promote all processes necessary to arrive at a shareholders meeting as soon as possible and start all pertitent activities immediately after receipt of the loan.

Sangui agrees to prepare any documentation needed to complete the purchase of the shares.

4.  Interest and redemption

The loan will bear interest of 6% p.a. effective of teh date of receipt of the loan.

The loan will be set-off against the price of the shares.

Loan and interest will have to be redeemed in cash, if a shareholders meeting will not have taken place by June 30, 2007, or, if the shareholders refuse the motion to create the necessary authorized capital, or, if the purchase of shares can not be effectuated.

5.  Risk advice

Feedback has been instructed and understands that Sangui’s current business and financial situation raises significant doubt that Sangui will continue as a going concern.  Feedback knows that there is no assurance that the loan might not be lost altogether eventually.

6.  Severability Clause

If any term or condition of this Agreement is null and void or will become null and void during its course, then the validity and effectiveness of all other terms and conditions shall not be imparied thereby.

7.  Changes of Agreement

Changes and amendments of this Agreement will not be valid unless in writing and signed by both parties.

Hamburg, July 21, 2006                                                                              Witten, July 21, 2006

/s/ Dr. Christoph Ludz                                                                               /s/ Prof. Wolfgang Barnikol
________________________                                                             ________________________
Dr. Christoph Ludz                                                                                    Prof. Wolfgang Barnikol
Feedback AG                                                                                             Sangui BioTech International, Inc.

/s/ Thomas Striepe                                                                                     /s/ Dr. Joachim Fleing
________________________                                                             ________________________
Thomas Striepe                                                                                          Dr. Joachim Fleing
Feedback AG                                                                                              Sangui BioTech International, Inc.